Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS DECEMBER QUARTER RESULTS, WITH

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $0.47

Record Operating Revenue Of $13.5 Billion, up 11 Percent

VALLEY FORGE, PA, January 25, 2006 — AmerisourceBergen Corporation (NYSE:ABC) today reported results for its fiscal first quarter ended December 31, 2005. The following results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal First Quarter Highlights

•	Diluted earnings per share from continuing operations of $0.47, up 47 percent before the cumulative effect of the prior fiscal year accounting change.

•	Record operating revenue of $13.5 billion, up 11 percent.

•	Cash flow from operations of $230.5 million.

•	Record low net interest expense of $6.5 million.

“Our outstanding performance in the December quarter exceeded our internal expectations and provides strong momentum for the remainder of fiscal 2006,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “Operating revenue was a record $13.5 billion, and the excellent earnings per share results were driven by strong performance under our new fee-for-service agreements, the continued strength of our specialty pharmaceutical business and our significant financial leverage. With $1.5 billion in cash at the end of the first quarter, our balance sheet is the strongest in our history, and we maintain considerable financial flexibility.”

Discussion of Results

AmerisourceBergen’s operating revenue was $13.5 billion in the first quarter of fiscal 2006 compared to $12.2 billion for the same period last year, an 11 percent increase. Bulk deliveries in the quarter decreased 22 percent to $1.1 billion from $1.4 billion in last fiscal year’s first quarter.

Consolidated operating income in the quarter increased 24 percent to $166.6 million, primarily due to increased gross margin in the Pharmaceutical Distribution segment. In addition, an $18.0 million gain from the settlements of drug manufacturer antitrust litigation cases, less $8.8 million of charges for facility consolidations, employee severance, and costs related to the outsourcing of information technology activities, had a net $9.2 million positive impact on consolidated operating income in the fiscal 2006 first quarter. Operating income in the first quarter of fiscal 2005 included an $18.8 million gain from antitrust litigation cases and charges for facility consolidations and employee severance of $5.1 million for a net positive impact of $13.7 million. Also impacting operating income this quarter was the Company’s adoption of FAS 123R, which resulted in the Company’s expensing stock options for the first time. As a result, equity compensation expense in the first quarter of fiscal 2006 was $2.6 million.

Net interest expense in the fiscal 2006 first quarter was a record low $6.5 million compared to $22.1 million in the prior year’s first quarter, a 71 percent decrease driven by net debt reduction.

The effective tax rate for the first quarter of fiscal 2006 was 38.5 percent compared to 38.4 percent in the same period in fiscal 2005.

Diluted earnings per share were $0.46 in the first quarter of fiscal 2006, compared to $0.24 in the previous fiscal year’s first quarter. Diluted earnings per share from continuing operations, before the cumulative effect of an accounting change, in the first quarter of fiscal years 2006 and 2005 were $0.47 and $0.32, respectively, a 47 percent increase. The net per share impact of the gain from the litigation settlements and the charges from facility consolidations, employee severance and information technology outsourcing was a positive $0.03 in first quarter fiscal 2006. In the first quarter of fiscal 2005, the net per share impact of the gain from litigation settlements and the charges from facility consolidations, employee severance, and the early retirement of debt, was also a positive $0.03.

Average diluted shares outstanding for the first quarter of fiscal 2006 were 210.3 million, down from 223.2 million shares in the prior fiscal year’s first quarter. The number of shares outstanding and the per share results reflect AmerisourceBergen’s two-for-one stock split on December 28, 2005.

“In the first quarter of fiscal 2006, outstanding operating performance in Pharmaceutical Distribution offset weak performance in PharMerica,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer.

“Our Specialty Group again delivered strong growth with annualized operating revenue of more than $8 billion, as our market-leading oncology businesses continued to grow faster than the overall pharmaceutical market and strong performances in the Group’s other distribution businesses also contributed to revenue and earnings growth in the quarter. During the quarter, we signed a definitive agreement to purchase Network for Medical Communications & Research, LLC (NMCR), a privately held provider of physician accredited continuing medical education and analytical research for the oncology market for approximately $90 million, including assumed debt. The addition of NMCR will strengthen our oncology platform.

“In the Drug Corporation, we significantly improved the gross margin through our efforts over the past several quarters, including completing and performing on fee-for-service agreements, improved generics contribution, and the customer-focused Transform initiatives. Benefits from Optimiz®, our program to enhance the efficiency of our distribution center network, continued to improve our cost structure. Optimiz remains on schedule and on budget.

“The Packaging Group continued to perform well in the quarter, exceeding internal revenue and gross margin expectations. The Group added new product packaging contracts to its growing pipeline, and is delivering new compliance and generic packaging solutions to the marketplace.”

“In our PharMerica segment, we continue to face a difficult environment. Increased revenue from new customers in the first quarter of fiscal 2006 could not offset the impact of larger than expected bad debt expense and the added cost of preparing for the implementation of Medicare Part D on January 1, 2006. With Medicare Part D implementation, this will continue to be a transition year for PharMerica,” said Hilzinger.

Segment Review

AmerisourceBergen operates in two segments: Pharmaceutical Distribution (which includes the operations of AmerisourceBergen Drug Corporation, Specialty Group, and Packaging Group) and PharMerica (which includes the long-term care pharmacy and workers’ compensation businesses). Intersegment sales of $221.6 million in the first quarter of fiscal 2006 from AmerisourceBergen Drug Corporation to PharMerica, which are included in the Pharmaceutical Distribution segment operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Operating revenue in the Pharmaceutical Distribution segment was $13.3 billion in the first quarter of fiscal 2006, an increase of 11 percent over the $12.0 billion of operating revenue in the same quarter of the previous fiscal year.

Strong growth in the Specialty Group and Drug Corporation, especially in a few large institutional alternate site customers, drove operating revenues above the Company’s expectations in the quarter.

Pharmaceutical Distribution customer mix in the first quarter of fiscal 2006 was 59 percent institutional and 41 percent retail.

For the segment, gross profit as a percentage of operating revenue in the first quarter of fiscal 2006 was 2.97 percent, a 24 basis point improvement over 2.73 percent in the same period in the prior fiscal year. Total expenses as a percentage of operating revenue in the fiscal 2006 first quarter were 1.93 percent, the same as the first quarter of last fiscal year. Segment operating income for the first quarter of fiscal 2006 was $138.9 million, a 43 percent increase over the previous fiscal year’s first quarter, and as a percentage of operating revenue, was 1.04 percent, a 24 basis point improvement from the first quarter of fiscal 2005.

PharMerica

PharMerica’s operating revenue for the first quarter of fiscal 2006 was $409.3 million, compared with $385.6 million in the previous year’s first quarter, up 6 percent. Operating income for the first quarter of fiscal 2006 was $18.5 million, down 21 percent from $23.5 million for the same quarter last fiscal year. Lower operating income was due primarily to increased bad debt expense and the cost of preparing for the implementation of the Medicare Modernization Act. Operating income as a percentage of revenue was 4.52 percent in the first quarter of fiscal 2006.

Looking Ahead

“As announced earlier this month, we expect the fiscal year 2006 revenue growth to be in the range of 7 percent to 9 percent, up from the previous range of 6 percent to 8 percent,” said Yost. “We continue to expect diluted earnings per share from continuing operations in the range of $1.98 to $2.13 for fiscal year 2006. Diluted earnings per share from continuing operations expectations for the fiscal year include the impact of a $0.04 to $0.05 charge for equity compensation expense and the anticipation that expected litigation recovery gains will be offset by expenses from facility consolidations, employee severance, and costs related to the outsourcing of information technology activities. Cash flow from operations is anticipated to be in the range of $500 million to $600 million.

“For fiscal year 2006, we continue to expect operating margins for the Pharmaceutical Distribution segment to be in the range of 1.15 percent to 1.25 percent. For the PharMerica segment, we continue to expect the revenue growth rate in fiscal year 2006 to be in the mid single digits. However, due to the impact of Medicare Part D, we have lowered our operating margin expectations to the 4 percent to 5 percent range from the previous expectation of the middle of the 5 percent to 6 percent range.”

AmerisourceBergen also continues to expect to repurchase a total of approximately $400 million to $450 million of its stock by the end of fiscal 2006.

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on January 25, 2006. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: (612) 332-1025, no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 2:30 p.m. January 25, 2006 until 11:59 p.m. February 1, 2006. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	800-475-6701 from within the U.S., access code: 813006
(320) 365-3844 from outside the U.S., access code: 813006

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the world’s largest pharmaceutical services companies serving the United States and Canada. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $54 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people. AmerisourceBergen is ranked #23 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results and the benefits, efficiencies and savings to be derived from the Company’s integration plans to consolidate its distribution network.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes; changes in U.S. government policies (including reimbursement changes arising from the Medicare Modernization Act); market interest rates; operational or control issues arising from AmerisourceBergen’s outsourcing of information technology activities; success of the Pharmaceutical Distribution segment’s ability to transition its business model to fee-for-service; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar – Canadian dollar exchange rate; economic, business, competitive and/or regulatory developments in Canada; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; and other economic, business, competitive, legal, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other risk factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2005.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31, 2005	% of Operating Revenue	Three Months Ended December 31, 2004	% of Operating Revenue	% Change
Revenue:
Operating revenue	$13,535,854	100.00%	$12,202,109	100.00%	11%
Bulk deliveries to customer warehouses	1,117,293		1,434,727		-22%

Total revenue	14,653,147		13,636,836		7%

Cost of goods sold	14,124,769		13,182,244		7%

Gross profit	528,378	3.90%	454,592	3.73%	16%

Operating expenses:
Distribution, selling and administrative	331,859	2.45%	294,825	2.42%	13%
Depreciation and amortization	21,087	0.16%	20,549	0.17%	3%
Facility consolidations, employee severance, and other	8,827	0.07%	5,133	0.04%	72%

Operating income	166,605	1.23%	134,085	1.10%	24%

Other loss (income)	783	0.01%	(1,058)	-0.01%	N/A

Interest expense, net	6,512	0.05%	22,078	0.18%	-71%
Loss on early retirement of debt	—		1,015	0.01%	N/A

Income from continuing operations before income taxes and cumulative effect of change in accounting	159,310	1.18%	112,050	0.92%	42%

Income taxes	61,334	0.45%	43,027	0.35%	43%

Income from continuing operations before cumulative effect of change in accounting	97,976	0.72%	69,023	0.57%	42%

Loss from discontinued operations, net of tax	709		7,905
Cumulative effect of change in accounting, net of tax	—		10,172

Net income	$97,267	0.72%	$50,946	0.42%	91%

Earnings per share:
Basic
Continuing operations	$0.47		$0.33		42%
Discontinued operations	—		(0.04)
Cumulative effect of change in accounting	—		(0.05)

Net income	$0.47		$0.24		96%

Diluted
Continuing operations	$0.47		$0.32		47%
Discontinued operations	—		(0.04)
Cumulative effect of change in accounting	—		(0.05)
Rounding	(0.01)		0.01

Net income	$0.46		$0.24		92%

Weighted average common shares outstanding:
Basic	208,250		211,122
Diluted	210,349		223,214

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2005	September 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,506,088	$1,315,683
Accounts receivable, net	2,663,779	2,640,646
Merchandise inventories	4,972,288	4,003,690
Prepaid expenses and other	24,305	27,673

Total current assets	9,166,460	7,987,692

Long-term assets	3,409,418	3,393,482

Total assets	$12,575,878	$11,381,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,307,065	$5,292,253
Current portion of long-term debt	1,243	1,232
Other current liabilities	797,799	758,611

Total current liabilities	7,106,107	6,052,096

Long-term debt, less current portion	1,051,433	951,479

Other liabilities	98,625	97,242

Stockholders’ equity	4,319,713	4,280,357

Total liabilities and stockholders’ equity	$12,575,878	$11,381,174

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended	Three Months Ended
\	December 31,	December 31,
	2005	2004
Operating Activities:
Net income	$97,267	$50,946
Changes in operating assets and liabilities	81,077	9,929
Adjustments to reconcile net income to net cash provided by operating activities	52,163	61,858

Net cash provided by operating activities	230,507	122,733

Investing Activities:
Capital expenditures	(27,913)	(79,182)
Cost of acquired companies, net of cash acquired	(81,119)	(786)
Proceeds from sale-leaseback transactions	28,143	20,732
Proceeds from sale of discontinued operations	—	3,560
Proceeds from sales of property and equipment	1,868	23

Net cash used in investing activities	(79,021)	(55,653)

Financing Activities:
Net debt borrowings (repayments)	99,739	(180,000)
Exercise of stock options	33,607	30,084
Cash dividends on common stock	(5,210)	(2,628)
Purchases of common stock	(88,922)	(253,191)
Deferred financing costs and other	(295)	(3,149)

Net cash provided by (used in) financing activities	38,919	(408,884)

Increase (decrease) in cash and cash equivalents	190,405	(341,804)

Cash and cash equivalents at beginning of period	1,315,683	871,343

Cash and cash equivalents at end of period	$1,506,088	$529,539

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,
Operating Revenue	2005	2004	% Change
Pharmaceutical Distribution	$13,348,153	$12,041,768	11%
PharMerica	409,258	385,621	6%
Intersegment eliminations	(221,557)	(225,280)	2%

Operating revenue	$13,535,854	$12,202,109	11%

	Three Months Ended December 31,
Operating Income	2005	2004	% Change
Pharmaceutical Distribution	$138,876	$96,871	43%
PharMerica	18,507	23,522	-21%
Facility consolidations, employee severance, and other	(8,827)	(5,133)	-72%
Gain on antitrust litigation settlements	18,049	18,825	-4%

Operating income	$166,605	$134,085	24%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	2.97%	2.73%
Operating expenses	1.93%	1.93%
Operating income	1.04%	0.80%

PharMerica
Gross profit	27.80%	27.69%
Operating expenses	23.27%	21.59%
Operating income	4.52%	6.10%

AmerisourceBergen Corporation
Gross profit	3.90%	3.73%
Operating expenses	2.67%	2.63%
Operating income	1.23%	1.10%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options. Additionally, the diluted earnings per share calculation considers the convertible subordinated notes as if converted and, therefore, the effect of interest expense related to those notes is added back to net income in determining income from continuing operations available to common stockholders.

	Three Months Ended
	December 31,
	2005	2004
Income from continuing operations, before cumulative effect of change in accounting	$97,976	$69,023
Interest expense - convertible subordinated notes, net of income taxes	—	2,511

Income from continuing operations available to common stockholders	$97,976	$71,534

Weighted average common shares outstanding - basic	208,250	211,122
Effect of dilutive securities:
Options to purchase common stock	2,099	846
Convertible subordinated notes	—	11,246

Weighted average common shares outstanding - diluted	210,349	223,214

Earnings per share:
Basic
Continuing operations	$0.47	$0.33
Discontinued operations	—	(0.04)
Cumulative effect of change in accounting	—	(0.05)

Net income	$0.47	$0.24

Diluted
Continuing operations	$0.47	$0.32
Discontinued operations	—	(0.04)
Cumulative effect of change in accounting	—	(0.05)
Rounding	(0.01)	0.01

Net income	$0.46	$0.24